Exhibit 99.1
Investor Relations Contact:
Raphael Gross/Don Duffy
203.682.8200
Kona Grill Reports Fourth Quarter and Full Year 2007 Results
Fourth Quarter Revenues Increase 21.9%; Diluted EPS of ($0.14)
Company Issues 2008 Guidance
SCOTTSDALE—(BUSINESS WIRE)—February 14, 2008—Kona Grill, Inc. (Nasdaq: KONA), an American grill and sushi bar, today reported results for its fourth quarter and full year ended December 31, 2007.
Highlights for the fourth quarter of 2007 include:
•	Opened restaurants in Stamford, CT and Baton Rouge, LA bringing total to 18
•	Revenue increased 21.9% to $18.1 million
•	Same-store sales decreased 0.8%
•	Restaurant operating profit increased 20.7% to $3.3 million
•	Net loss of ($0.9) million, or ($0.14) per diluted share
Highlights for the full year of 2007 include:
•	Opened four new restaurants, resulting in 29% unit growth
•	Revenue increased 42.5% to $72.3 million
•	Same-store sales increased 2.7%
•	Restaurant operating profit increased 39.9% to $14.2 million
•	Net loss of ($0.7) million, or ($0.11) per diluted share
“Fourth quarter 2007 results reflect slightly weaker volumes than we had anticipated, as traffic slowed during the historically strong holiday season. On a full year basis, we continued to demonstrate the strength of the Kona Grill brand by adding four restaurants to our portfolio and by upholding industry-leading operating profit margins, despite well-known food and labor cost pressures. Looking ahead, our guidance reflects the current development schedule and its projected impact on our financial results, as well as a cautious outlook on consumer spending. Although the macro environment remains challenging, we believe our differentiated and affordable dining experience positions us well within the upscale casual dining sector,” said Marcus E. Jundt, Chief Executive Officer and President of Kona Grill.

Fourth Quarter Financial Results
As previously announced, revenue increased 21.9% to $18.1 million during the fourth quarter of 2007 from $14.8 million in the same period last year. The growth in revenue is attributable to additional revenue from six restaurants opened since October 2006, offset by a 0.8% decrease in same-store sales, primarily caused by lower sales volumes at two restaurants located in Arizona and one restaurant in Nevada.
Average weekly sales for the nine restaurants in the comparable base were $90,039 during the fourth quarter of 2007, compared to $90,791 in the prior year period. Average weekly sales for restaurants not in the comparable base that were open for the entire fourth quarter of 2007 were $73,753, versus $77,300 last year, a 4.6% decrease.
Net loss for the fourth quarter of 2007 was ($0.9) million, or ($0.14) per diluted share, based upon 6.3 million diluted shares, versus net loss of ($1.1) million, or ($0.19) per diluted share for the same period last year, based upon 5.8 million diluted shares.
Full Year 2007 Financial Results
Revenue increased 42.5% to $72.3 million during 2007 from $50.7 million last year, primarily as a result of $20.3 million in additional revenue associated with the opening of nine restaurants since the second quarter of 2006, as well as a 2.7% increase in same-store sales.
Net loss for the year ended December 31, 2007 was ($0.7) million, or ($0.11) per diluted share, based upon 6.0 million diluted shares. This compares to a net loss of ($2.7) million, or ($0.47) per diluted share, based upon 5.8 million diluted shares, in the prior year.
Financial Guidance
For the first quarter of 2008, the Company expects revenue of $18.5 million to $19.0 million and a net loss of ($0.4) million to ($0.7) million, or a net loss per diluted share of ($0.06) to ($0.11).
For fiscal year 2008, the Company expects revenue of $86 million to $90 million and a net loss of $($0.8) million to ($1.8) million, or ($0.12) to ($0.27) per diluted share. The Company anticipates opening five new restaurants in 2008, including two in the second quarter, one in the third quarter, and two in the fourth quarter. The 2008 development schedule includes the previously announced restaurants in Gilbert, AZ; West Palm Beach, FL; Phoenix, AZ and two additional units to be announced later.
Conference Call
The Company will host a conference call to discuss fourth quarter 2007 financial results today at 8:30 AM ET. The call will be webcast live from the Company’s website at www.konagrill.com under the investor relations section. Listeners may also access the call by dialing 1-800-753-0420 or 1-913-312-1460 for international callers. A replay of the call will be available until Thursday, February 21, 2008, by dialing 1-888-203-1112 or 1-719-457-0820 for international callers; the password is 4277159.

About Kona Grill
Kona Grill owns and operates restaurants in Scottsdale and Chandler, AZ; Denver, CO; Stamford, CT; Naples, FL; Lincolnshire and Oak Brook, IL; Carmel, IN; Baton Rouge, LA; Troy, MI; Kansas City, MO; Omaha, NE; Las Vegas, NV; Austin, Dallas, Houston, San Antonio, and Sugar Land (Houston), TX. Kona Grill restaurants offer freshly prepared food, personalized service, and a warm, contemporary ambiance that creates an exceptional, yet affordable, dining experience. Kona Grill restaurants serve a diverse selection of mainstream American dishes as well as a variety of appetizers and entrees with an international influence. Each restaurant also features an extensive sushi menu and sushi bar.
Forward-Looking Statements
The financial guidance we provide for our first quarter and fiscal year 2008 results, statements about our beliefs regarding profits and stockholder value, and certain other statements contained in this press release are forward-looking. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements that are not purely historical. We have attempted to identify these statements by using forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should,” or comparable terms. All forward-looking statements included in this press release are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include various risk factors set forth in our 2006 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, as well as various risk factors set forth from time to time in our reports filed with the Securities and Exchange Commission.

KONA GRILL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2007	2006
	(Unaudited)

ASSETS
Current assets	$21,668	$17,873
Other assets	495	407
Property and equipment, net	47,311	40,516

Total assets	$69,474	$58,796

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$8,012	$8,731
Long-term obligations	15,031	14,243
Stockholders’ equity	46,431	35,822

Total liabilities and stockholders’ equity	$69,474	$58,796

KONA GRILL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)

Restaurant sales	$18,060	$14,810	$72,258	$50,693
Costs and expenses:
Cost of sales	5,086	4,286	20,465	14,442
Labor	5,935	4,735	22,855	15,777
Occupancy	1,204	970	4,671	3,393
Restaurant operating expenses	2,549	2,096	10,071	6,931
General and administrative	1,808	1,803	7,294	7,155
Preopening expense	757	907	1,962	2,378
Depreciation and amortization	1,539	1,233	5,791	3,943

Total costs and expenses	18,878	16,030	73,109	54,019

Loss from operations	(818)	(1,220)	(851)	(3,326)
Nonoperating income (expense):
Interest income	186	213	617	936
Interest expense	(6)	(68)	(85)	(294)

Loss before provision for income taxes	(638)	(1,075)	(319)	(2,684)
Provision for income taxes	245	10	350	60

Net loss	$(883)	$(1,085)	$(669)	$(2,744)

Net loss per share:
Basic	$(0.14)	$(0.19)	$(0.11)	$(0.47)

Diluted	$(0.14)	$(0.19)	$(0.11)	$(0.47)

Weighted average shares used in computation:
Basic	6,319	5,834	5,982	5,791

Diluted	6,319	5,834	5,982	5,791

Reconciliation of Restaurant Operating Profit to Loss from Operations
The Company defines restaurant operating profit to be restaurant sales minus cost of sales, labor, occupancy, and restaurant operating expenses. Restaurant operating profit does not include general and administrative expenses, depreciation and amortization, and preopening expenses. The Company believes restaurant operating profit is an important component of financial results because it is a widely used metric within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance. The Company uses restaurant operating profit as a key metric to evaluate its restaurants’ financial performance compared with its competitors. Restaurant operating profit is not a financial measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to (loss) income from operations. Restaurant operating profit may not be comparable to the same or similarly titled measures computed by other companies. The table below sets forth the Company’s calculation of restaurant operating profit and a reconciliation to loss from operations, the most comparable GAAP measure.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Restaurant sales	$18,060	$14,810	$72,258	$50,693
Costs and expenses:
Cost of sales	5,086	4,286	20,465	14,442
Labor	5,935	4,735	22,855	15,777
Occupancy	1,204	970	4,671	3,393
Restaurant operating expenses	2,549	2,096	10,071	6,931

Restaurant operating profit	3,286	2,723	14,196	10,150

Deduct — other costs and expenses:
General and administrative	1,808	1,803	7,294	7,155
Preopening expense	757	907	1,962	2,378
Depreciation and amortization	1,539	1,233	5,791	3,943

Loss from operations	$(818)	$(1,220)	$(851)	$(3,326)

	Percentage of Restaurant Sales		Percentage of Restaurant Sales
	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Restaurant sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	28.2	28.9	28.3	28.5
Labor	32.9	32.0	31.6	31.1
Occupancy	6.7	6.5	6.5	6.7
Restaurant operating expenses	14.1	14.2	13.9	13.7

Restaurant operating profit	18.2	18.4	19.6	20.0

Deduct — other costs and expenses:
General and administrative	10.0	12.2	10.1	14.1
Preopening expense	4.2	6.1	2.7	4.7
Depreciation and amortization	8.5	8.3	8.0	7.8

Loss from operations	(4.5)%	(8.2)%	(1.2)%	(6.6)%

Certain percentage amounts may not sum to total due to rounding